EXPLORATION AGREEMENT


      This Exploration Agreement is made and entered into effective the first day of February, 2002 (this "Agreement"), by and between Fortune Natural Resources Corporation ("Fortune"), PrimeEnergy Management Corporation ("Prime"), Channel Exploration, LLC ("Channel"), Cymraec Exploration, Inc. ("Cymraec"), Lonesome Dove Petroleum, Inc. ("Lonesome Dove"), Braveheart Holdings, LLC ("Braveheart"), and Southwestern Eagle, LLC ("Southwestern"), Lonesome Dove, Braveheart, Southwestern, and Cymraec are sometimes hereinafter referred to collectively as the "Seismic Partners", or individually as a "Seismic Partner". Fortune, Prime, Channel, Cymraec and each of the Seismic Partners are sometimes hereinafter referred to collectively as the "Parties" or, individually, as a "Party."

      WHEREAS, Cymraec, Seismic Exchange Inc. ("SEI"), Milestone Seismic LLC ("MSLLC"), and Channel entered into a license and reprocessing agreement dated February 22, 2001 (the "Seismic Agreement") whereby SEI agreed to license to Cymraec certain 2D seismic data in exchange for Cymraec agreeing to reprocess the data, delineate drillable oil and gas prospects from the data, and convey to MSLLC an overriding royalty interest in all oil and gas leases covering lands in those prospects in which Cymraec or its assigns or delegees acquired an interest; and

      WHEREAS, the Seismic Partners have agreed to assume Cymraec's obligation to pay for the reprocessing of the seismic data provided by SEI as more particularly set forth in this Agreement; and

      WHEREAS, Cymraec, Lonesome Dove and Thorp Petroleum Corporation ("Thorp") formed Channel for the purpose of holding the license obtained from SEI to the seismic data which is the subject of the Seismic Agreement (the "License"); and

      WHEREAS, Fortune and Prime desire to obtain an option to acquire an ownership interest in Channel, and the owners of Channel desire that Prime and Fortune acquire that option, and the Parties desire that Prime and Fortune fund certain costs arising out of the Seismic Agreement

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in order to earn the "Operators' Base 50% Working Interest," as that term is defined in Section 3.1 of this Agreement, all as those matters are more particularly set forth in this Agreement; and

      WHEREAS, the Parties desire to have Fortune and Prime determine, in accordance with the "Operations Sharing Agreement, attached hereto as Exhibit "A," which company, Fortune or Prime, shall operate the "Prospects," as that term is defined in Article II of this Agreement, and, thereafter, act in accordance with such determination as the operator of the Prospects; and

      WHEREAS, the Parties desire that this Agreement set forth their respective rights, obligations, undertakings and agreements with respect to (i) the use of the "Seismic Data," as that term is defined in Article I of this Agreement, (ii) the selection, development and operation of the Prospects, and (iii) the other matters provided herein.

      NOW, THEREFORE, in consideration of the foregoing premises, and of the mutual and dependent covenants hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                              SEISMIC REPROCESSING
                              --------------------

      1.1 PAYMENT OF REPROCESSING FEE. Cymraec has committed to reprocess the seismic data acquired from SEI, as more fully described on Exhibit "B", attached hereto (the "Seismic Assets"), through an agreement dated March 1, 2001, (the "Reprocessing Agreement") with Kelman Technologies, Inc. ("Kelman"). Cymraec agrees to diligently enforce all its rights under the Reprocessing Agreement and the Seismic Agreement, and to diligently perform or cause to be performed all its obligations and undertakings under the Reprocessing Agreement and the Seismic Agreement, all in accordance with the respective terms of the Reprocessing Agreement and the Seismic Agreement.

      Subject to Cymraec's full and timely performance of its obligations under the Reprocessing Agreement and the Seismic Agreement, the Seismic Partners shall each pay Cymraec their respective Seismic Participation Percentage (as defined in this Section 1.1) of the Six Million Five Hundred Thousand Dollars ($6,500,000) for the reprocessing (the "Reprocessing Fee"). The

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Reprocessing Fee is payable in ten (10) consecutive quarterly payments of Six
Hundred Fifty Thousand Dollars ($650,000) each. Each such quarterly payment shall be delivered in readily available funds in accordance with Cymraec's wiring instructions no later than the eleventh (11th) day of the calendar month immediately preceding the commencement of each calendar quarter during the ten
(10) consecutive calendar quarter period, beginning April 1, 2001, and ending September 30, 2003. The Parties acknowledge the first calendar quarter payment was due March 11, 2001 and the first four quarterly payments were made in a timely manner. The Seismic Partners have agreed to pay the Reprocessing Fee in accordance with the following percentages (the "Seismic Participation Percentages"): Lonesome Dove - 45%, Southwestern - 20%, Braveheart - 15%, and Cymraec - 20%. Each of the Seismic Partners hereby agrees to continue to pay its Seismic Participation Percentage of the Reprocessing Fee on a timely basis, with the next such payment due and payable March 11, 2002 for the calendar quarter beginning April 1, 2002. Cymraec agrees to pay in full the quarterly payments owing to Kelman by the fifteenth (15th) day of the month preceding the commencement of each calendar quarter in accordance with the terms of the Reprocessing Agreement (the "Kelman Payments").

      1.2 NO MODIFICATION. During the term of this Agreement, neither Channel, nor Cymraec will assign, alter, modify, amend, terminate or cancel, or agree to or permit any alteration, modification, amendment, termination or assignment of any term or provision of the Seismic Agreement, the Reprocessing Agreement or the License without all Parties' written consent. Any such assignment, alteration, termination, modification or cancellation of any term or provision of the Seismic Agreement, the Reprocessing Agreement and/or the License without that consent shall be void and of no force or effect.

                                   ARTICLE II
                 PROSPECT IDENTIFICATION, PROPOSAL, AND ELECTION

      2.1 PROSPECT PROPOSAL. During the term of this Agreement, Cymraec shall schedule weekly meetings at its principal place of business during its customary business hours with Fortune, Prime, and those Seismic Partners who desire to attend, either in person or by conference call, to fully apprise those Parties as to the ongoing status of the reprocessing of the Seismic Assets and each potential Prospect being prepared or reviewed. Either Fortune or Prime will be selected as the operator pursuant to the provisions of Article III of this Agreement for each area of specific acreage which has been reasonably identified and recommended by Cymraec, utilizing the Seismic Assets, as having potential viability for the production of oil and/or gas in sufficient quantities to


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recommend to the Parties the acquisition of oil and gas leases covering all or portions of that acreage and the potential drilling of one or more oil and/or gas wells thereon, and as to which Prime and Fortune, after their respective review of Cymraec's recommendation concerning that acreage, have concurred with Cymraec's recommendation (a "Prospect").

      2.1.1 When a Prospect has been selected, the Party (i.e., Prime or Fortune) designated as the operator of that Prospect (the "Operator") will, at each of the weekly meetings occurring after that designation, present an operational update as to the actions undertaken or proposed to be undertaken by the Operator to prepare the Prospect for oil and gas exploration and development. Among the items to be discussed by all Parties in attendance at each weekly meeting are the activities needed to prepare a prospect for drilling, principally, the need for the acquisition of additional seismic data by either licensing and reprocessing existing data or acquiring and processing proprietary data (which shall not be acquired and billable to the Parties without the prior written consent of the Operator), the examination of land and lease titles to determine properties available for lease or farmout, the leasing of lands within the Prospect, the identification of potential drill sites and potentially productive zones or formations within the Prospect and, as applicable, the necessity of obtaining farmouts, mapping, easements, and governmental and private party authorizations, licenses and permits.

      2.1.2 During at least one weekly meeting each calendar month, Cymraec and the applicable Operator shall provide the Seismic Partners with a status report concerning each Prospect for which an Operator has been selected. The monthly status report shall, in addition to other matters, identify each Prospect which, in the sole discretion, judgment and opinion of the Operator, is at that time a viable and drillable prospect for which sufficient preparatory work has been performed and developed (including the acquisition of oil and gas leases) so as to warrant the expenditure of additional funds preparatory to the drilling of an oil or gas well in the Prospect ("Prepared Prospect"). At such time as the Operator deems appropriate, an authorization for expenditure ("AFE") of the costs associated with the drilling and completion of the initial well in a Prepared Prospect shall be presented to all Parties together with a written report identifying in reasonable detail (i) the work performed and the actions taken to date by the Operator to prepare the Prospect for the possible drilling of the initial oil or gas well thereon, (ii) all "Prospect Costs," as that term is defined in this Section 2.1.2, theretofore incurred by the Operator in connection with the development of the Prospect, (iii) the Operator's recommendation for and estimate of the cost of any additional work or actions to be undertaken before drilling can commence, and (iv) to the extent identifiable, potential well locations and target formation(s) in that Prospect ("Prospect Proposal"). Wherever used in this Agreement, the term "Prospect Costs" shall mean all out-of-pocket costs incurred by the Operator that are associated with the generation of a Prospect, including, without limitation, (i) lease acquisition cost, (ii) bonus, delay rental and shut-in royalty


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payments, (iii) the cost of third-party brokerage work, (iv) the cost of acquiring or obtaining digital landgrids, non-Exxon seismic data, velocity data, data or document reproduction, digital well data, well logs, map information, aerial photographs, and scout services, the cost of third party analytical reports, and (vi) the cost of regulatory approvals, permits and licenses. Prospect Costs shall not include the Operator's administrative overhead cost. The AFE shall set forth the Operator's estimate of dry hole costs for the proposed well and other costs properly chargeable at that time under the applicable operating agreement covering the Prepared Prospect ("AFE Pre-Completion Costs"). The AFE shall also set forth the Operator's estimate of completion costs for the proposed well.

      2.1.3(a) Each Prospect Proposal shall offer each Party (except Channel) the option to acquire a working interest in that Prospect thereby entitling each such Party to a working interest in each oil and gas lease or other leasehold cost bearing interest which is an "AMI Dedicated Interest" (as that term is defined in Article VI of this Agreement) acquired by the Operator in such Prospect ("Prospect Working Interest"). Each Seismic Partner shall have an election to acquire a Prospect Working Interest of up to one hundred percent (100%) of that Seismic Partner's Prospect Working Interest, which shall equal one-half (1/2) of that Seismic Partner's Seismic Participation Percentage (herein referred to collectively as the "Seismic Partners' Prospect Working Interest" and, individually, as a Seismic Partner's Prospect Working Interest). Each Prospect Proposal shall offer Prime and Fortune the right to each elect to participate in a Prospect for twenty-five percent (25%) Prospect Working Interest.

      2.1.3(b) All AMI Dedicated Interests are subject to (i) the Seismic ORRIs, as that term is defined in this Section 2.1.3(b), and (ii) all royalties, overriding royalties, net profits interests, production payments, and back-ins burdening those leases as of the date those leases are acquired by a Party or otherwise created pursuant to the terms of this Agreement. In accordance with
Section 6.2 and 6.3 of this Agreement, all AMI Dedicated Interests acquired by a Party shall be offered and transferred to the Parties accepting that offer without any burden created in favor of the acquiring Party or any Affiliate of the acquiring Party. Wherever used in this Agreement, the term "Seismic ORRIs" shall mean the Cymraec ORRI, as that term is defined in Section 2.3 of this Agreement and the MSLLC ORRI, as that term is defined in Section 7.3 of this Agreement.

      2.1.4 If the Operator acquires less than one hundred percent (100%) of the total working interest or leasehold cost bearing interest in any AMI Dedicated Interest, the percentage working interest that the Seismic Partners may acquire in that AMI Dedicated Interest shall be proportionately reduced in relation to the total percentage working interest acquired by the Operator in each such lease or other working interest. For example, if, at the time a Prospect Proposal is made, the Operator had acquired eighty percent (80%) of the total working interest in

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an oil and gas lease which is an AMI Dedicated Interest covering lands in the
Prospect, the working interest in that lease to be assigned to each Seismic Partner which acquired a Prospect Working Interest in the Prospect shall be limited to no more than fifty percent (50%) of its Seismic Participation Percentage of that eighty percent (80%) working interest. Each Party which elects to participate in a Prospect shall be entitled to obtain its proportionate share (based upon its percentage working interest in the Prospect) of all AMI Dedicated Interests thereafter acquired by a Party in that Prospect in accordance with the terms of Article VI of this Agreement, but subject to the applicable terms of the Operating Agreement, if any, covering that Prospect.

      2.1.5 Upon twenty-four (24) hours prior notice, any Seismic Partner may inspect and review any information in Cymraec's or the Operator's possession regarding the Prospects, including any information as to title. The inspection shall occur during normal business hours at the office or location where that information is located.

      2.2 SEISMIC PARTNERS' PROSPECT ELECTION. Each Seismic Partner shall have fifteen (15) calendar days following its receipt of a Prospect Proposal to deliver to the Operator its unequivocal written election as to whether it will participate in the Prospect (the "Prospect Proposal Election"). Each Prospect Proposal Election made by a Seismic Partner shall (i) specify the size of the working interest, if any, that the Seismic Partner elects to take in the Prospect, based upon the Parties owning one hundred percent of all working interest in the Prospect, (ii) include that Seismic Partner's payment of its share of all Prospect Costs as specified in the Prospect Proposal based upon its Seismic Partner's Prospect Working Interest, and (iii) include that Seismic Partner's payment of its share of all AFE Pre-Completion Costs based upon its working interest ownership in the proposed well. Except as otherwise provided in this Agreement, all Prospect Costs shall be borne by each Party which elected to participate as a working interest owner in the Prospect in accordance with the decimal interest obtained by dividing its working interest (excluding all back-in after payout interests) in the Prospect by the aggregate working interests (excluding all back-in after payout interests) of all Parties which elected to participate as working interest owners in the Prospect. All costs properly chargeable under the terms of the applicable Operating Agreement shall be borne, except as otherwise provided in this Agreement with respect to "Non-Participating Seismic Partners," as that term is defined in Section 2.2.1 of this Agreement, by the working interest owners in that well in accordance with their respective pro rata share of electing interests in accordance with, and as specified in, the applicable Operating Agreement covering that proposed well.

      2.2.1 The failure of any Seismic Partner to deliver its unequivocal Prospect Proposal Election to the Operator and to pay its share of the Prospect Costs and the AFE Pre-Completion Costs set forth in the Prospect Proposal within the 15-day period provided for in Section 2.2 of this

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Agreement shall be conclusively deemed to be an election by that Seismic Partner to not participate in the Prospect. In the event any Seismic Partner elects (or is deemed to have elected) not to participate in a Prospect ("Non-Participating Seismic Partner"), such Non-Participating Seismic Partner shall, except with respect to the "Non-Participating Seismic Partner's BIAPO," as that term is defined in this Section 2.2.1, no longer have any right to participate in such Prospect and that right shall be acquired or retained equally by Fortune and Prime as provided in Section 2.2.3 of this Agreement. As compensation for that right, each Non-Participating Seismic Partner shall be assigned a back-in after payout working interest in the AMI Dedicated Interests covering lands located in the Prospect, which are then or thereafter owned by the Parties, equal to 12.5% of its non-participating Seismic Partner's Prospect Working Interest (the "Non-Participating Seismic Partner's BIAPO"). The Non-Participating Seismic Partner's BIAPO shall be subject to the Seismic ORRIs and all other burdens thereon existing as of the date each such AMI Dedicated Interest is acquired by a Party, except as otherwise provided in this Agreement. For example, if the Operator acquires ninety percent (90%) of the working interest in an oil and gas lease (which is an AMI Dedicated Interest) covering lands in the Prospect, the Non-Participating Seismic Partner's BIAPO in the lease shall equal 90% multiplied by 50% multiplied by 12.5% multiplied by the Seismic Participation Percentage of that Non-Participating Seismic Partner. The Non-Participating Seismic Partner's BIAPO shall be borne solely out of and burden (in equal shares) the working interest acquired or obtained by Prime and Fortune from or attributable to that Non-Participating Seismic Partner as same may be proportionally reduced by the Parties' aggregate working interest in each such lease. The Non-Participating Seismic Partner's BIAPO shall not burden the Operators' Base 50% Working Interest or (ii) the working interest of any other Seismic Partner in any Prospect.

      2.2.2 In the event any Seismic Partner elects to participate in a Prospect at a working interest level which is less than its total Seismic Partner's Prospect Working Interest (a "Partially Participating Seismic Partner"), such Partially Participating Seismic Partner shall be assigned a back-in after payout working interest in the AMI Dedicated Interests then or thereafter owned by the Parties participating in the Prospect equal to 12.5% of the difference between that Seismic Partner's Prospect Working Interest offered in the Prospect Proposal and the working interest in that Prospect actually selected by the Partially Participating Seismic Partner for participation in that Prospect (as such interest is proportionately reduced by the aggregate working interest acquired by the Parties in said lease), and shall be subject to the Seismic ORRIs and all other burdens thereon existing as of the date each such lease was acquired by a Party. Any back-in after payout working interest assigned to a Partially Participating Seismic Partner pursuant to this Section 2.2.2 shall be subject to the restrictions and limitations set forth in Section 2.2.7 for Non-Participating Seismic Partners and Partially Participating Seismic Partners.


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      2.2.3 In the event any Seismic Partner elects or is deemed to have elected not to participate in a Prospect, or elects to participate in a Prospect at less than the full working interest in the Prospect to which it could have elected (i.e., the Seismic Partner's Prospect Working Interest), the Seismic Partner's participation rights in the Prospect and the AMI Dedicated Working Interest which that Seismic Partner did not elect to acquire shall, except as provided in
Section 2.2.6, be acquired or retained, as applicable, equally by Fortune and Prime, subject only to (i) the applicable back-in after payout working interest provided for in Section 2.2.1 or 2.2.2 of this Agreement, (ii) the Seismic
ORRIs, and (iii) the other burdens existing thereon as of the date of the election. Thereafter, Fortune and Prime shall be free to deal with such acquired interest in the Prospect for their own accounts or sell or farmout all or any portion of those interests as they deem appropriate in their respective sole discretion, subject only to an obligation to preserve and convey the appropriate Non-Participating Seismic Partner's BIAPO working interest prior to the spudding of the initial oil or gas well in the Prospect in question to the applicable Seismic Partner(s).

      2.2.4 Subject to the prior satisfaction of all "Mandatory Drilling Conditions Precedent," as that term is defined in Section 2.2.6, the Operator shall drill the oil or gas well proposed in each Prospect Proposal within a "Reasonable Time" (as that term is defined in this Section 2.2.4) after the submission to the Parties of the Prospect Proposal and the lapse of all election periods pertinent to the Parties' (except Channel) participation or non-participation in the proposed Prospect and the drilling of the initial oil or gas well in that Prospect. After the submission of a Prospect Proposal, all further oil and gas and related operations on and development of such Prospect shall be conducted in accordance with a joint operating agreement in substantially the form as that attached hereto as Exhibit "C" ("Operating Agreement"). Wherever used in this Agreement, the term "Reasonable Time" shall mean, as applicable, such period of time that a similarly situated, reasonably prudent operator of oil and gas exploration and development properties, acting in good faith and in consideration of all then existing or reasonably anticipated circumstances, would allow to lapse before performing the matter in question. Factors to be considered in determining whether a Reasonable Time has lapsed include the percentage of leasehold working interest ownership acquired in the Prospect by the Operator, the adequacy or quality of title to those interests, the identification of a specific well location and target formations in the Prospect, the receipt of all required governmental and private party authorizations and consents, rig availability and cost, current and projected product pricing, the availability of pipeline or storage and transporting facilities (if pertinent), the productive potential of the Prospect relative to other Prospects then being considered for development, and such other factors that a reasonably prudent operator would consider under similar circumstances.

      2.2.5 Prior to the commencement of the initial oil and gas well in a Prospect, each Party which is a working interest participant in the Prospect, including, without limitation, each Party

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having a back-in or reversionary interest in the Prospect shall execute an
Operating Agreement covering that Prospect.

      2.2.6 Notwithstanding anything contained in this Agreement or the applicable Operating Agreement to the contrary, Prime and Fortune shall not be obligated to drill and/or participate as working interest participants in any initial oil or gas well drilled in a Prospect pursuant to this Agreement until
(i) a Prospect Proposal covering that well has been prepared and circulated by the Operator to all Seismic Partners and Prime or Fortune, as applicable, and
(ii) the Seismic Partners have (a) contractually committed to acquire or obtain one hundred percent (100%) of the aggregate Seismic Partners' Working Interest in that Prospect, (b) paid their share of the Prospect Costs and AFE Pre-Completion Costs specified in the Prospect Proposal, and (c) contractually committed to participate in and pay the cost of the drilling of that well with one hundred percent (100%) of the aggregate Seismic Partners' Working Interest (the "Mandatory Drilling Conditions Precedent"). Except as provided in the immediately preceding sentence, neither Prime nor Fortune shall be obligated to drill or participate in any oil or gas well in a Prospect until it affirmatively elects to do so. If one or more of the Seismic Partners is a Non-Participating Seismic Partner or a Partially Participating Seismic Partner as respects a Prospect, then Prime and/or Fortune may (in its or their sole discretion) elect
(i) to assume the working interests of the Non-Participating Seismic Partners and Partially Participating Seismic Partners in the Prospect subject to the back-in after payout working interest retained by each Non-Participating Seismic Partner and Partially Participating Seismic Partner, all as more particularly provided in Section 2.2.1 and 2.2.2 of this Agreement, as applicable, and (ii) to proceed with the development of the Prospect, including, without limitation, drilling, or causing the drilling of, an oil or gas well therein or, if one or both so desire (in its or their sole discretion) and are able, through farmout or other arrangement, to arrange for the drilling or acquisition of those Seismic Partners' Working Interests by a third party on terms which require the third party to bear (i) the Seismic Partners' back-in interest described herein and (ii) the Seismic Partners' share of the Seismic ORRIs.

      2.2.7 Upon the occurrence of payout of a Prospect, each Non-Participating Seismic Partner and each Partially Participating Seismic Partner, as respects its back-in after payout interest, shall thereafter be (i) required under the terms of the applicable Operating Agreement to make an election to participate or not participate as a working interest participant in each subsequent operation undertaken by one or more working interest owners in that Prospect (including, without limitation, the drilling of any additional well or wells in the Prospect, and the reworking, recompletion, plugging back, and deepening of any existing wells in the Prospect), all as more particularly provided in the Operating Agreement, and (ii) subject to the non-consent provisions of the Operating Agreement with respect to each such election, all as more particularly provided in the Operating Agreement.

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      2.2.8 For purposes of this Agreement, a "Producing Prospect" is any
Prospect in which either or both Prime and Fortune are working interest participants pursuant to the terms of this Agreement in a producing oil or gas well located on acreage within that Prospect including, without limitation, any oil or gas well for which neither Prime nor Fortune are the designated operator thereof. For purposes of this Agreement, a "Non-Producing Prospect" is any Prospect satisfying the description of a Prospect in clause (ii), (iii) or (iv) of the next sentence. As respects (i) any Cymraec recommendation for a Prospect as to which Prime and Fortune do not concur (an "Operator Rejected Prospective Prospect"), (ii) any Prospect (except a Producing Prospect) that Fortune and Prime have informed Cymraec and the Seismic Partners that neither Prime nor Fortune will perform any additional services or work with respect to that Prospect, (iii) any Prospect (except a Producing Prospect) as to which neither Prime nor Fortune has performed additional services or work that a reasonably prudent operator under the same circumstances would have performed to develop that Prospect as a drilling prospect, or (iv) any Prospect (except a Producing Prospect) that the Operator thereof has not commenced the drilling of an oil or gas well therein within a Reasonable Time after making the Prospect Proposal, a Seismic Partner may, at its sole election, notify Prime and Fortune in writing ("Notification Letter") of its desire to assume Prime and Fortune's rights, obligations, and undertakings with respect to that Operator Rejected Prospective Prospect or that Non-Producing Prospect ("Proposed Assumption").

      2.2.9 As respects each Non-Producing Prospect, the Notification Letter shall set forth in detail and with specificity the bases for the Proposed Assumption. The Operator shall have twenty (20) days from the day of its receipt of the Notification Letter to deliver a written response to each Seismic Partner that sent or signed a Notification Letter informing that Seismic Partner whether or not the Operator consents to the Proposed Assumption (the "Operator Response Letter").

      2.2.10 As respects each Non-Producing Prospect for which the Operator consents to the Proposed Assumption and as respects each Operator Rejected Prospective Prospect, Fortune and Prime shall, at the request of any Seismic Partner and upon Fortune and Prime's receipt of all Prospect Costs and all AFE costs, incurred by Prime and Fortune in connection with that Non-Producing Prospect or Operator Rejected Prospective Prospect, release any and all rights which Fortune and Prime may have arising under this Agreement with respect to that Non-Producing Prospect or Operator Rejected Prospective Prospect to the Seismic Partners. The Seismic Partners shall thereafter be free to deal with such Non-Producing Prospect or Operator Rejected Prospective Prospect for their own account, but shall not utilize Cymraec or one or more of its principals to market or perform any other task with respect to such Non-Producing Prospect or Operator-Rejected Prospective Prospect without the written consent of Prime and Fortune, which may be withheld for any reason. It being understood and agreed by the Parties that Cymraec and its

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principals shall devote all their respective expertise and Business Time (as hereinafter defined) to the matters provided in this Agreement for their respective performance.

      2.2.11 If the Operator does not consent to a Proposed Assumption of a Non-Producing Prospect, the Operator Response Letter shall either set forth therein (i) that the Operator will promptly undertake and diligently prosecute all actions reasonably necessary to perform the matters set forth in the Notification Letter and to provide the Seismic Partners on a weekly basis with a status report of the actions undertaken and performed by the Operator to date with respect to those matters ("Action Response"), or (ii) the specific reasons why the Operator disputes the claims or matters set forth in the Notification Letter ("Rejected Assumption"). If the Operator Response Letter contains an Action Response but neither Prime nor Fortune promptly undertake and diligently prosecute all actions reasonably necessary to perform the matters set forth in the Notification Letter ("Inadequate Action Response"), then Fortune and Prime shall, at the request of any Seismic Partner and upon Fortune and Prime's receipt of all Prospect Costs, and all AFE costs, incurred by Prime and Fortune in connection with that Non-Producing Prospect, release any and all rights which Fortune and Prime may have arising under this Agreement with respect to that Non-Producing Prospect to the Seismic Partners.

      2.2.12 If the Operator Response Letter contains a Rejected Assumption but a majority of the Seismic Partners (as determined by their aggregate Seismic Participation Percentages) do not reasonably believe that the Operator's bases for the Rejected Assumption satisfy the Reasonable Time and reasonably prudent operator standards provided in this Agreement for the discharge of those obligations, the Seismic Partners and the Operator shall submit the matter to binding and conclusive arbitration to be conducted before a single neutral arbitrator of the American Arbitration Association in Houston, Texas in accordance with the Commercial Arbitration rules of the American Arbitration Association. The arbitrator shall have extensive experience in connection with the exploration, drilling and operation of oil or gas properties, and the prevailing party, as determined by the arbitrator shall be entitled to its reasonable attorneys' fees and other costs incurred in connection with the arbitration.

      2.2.13 In the event any Seismic Partner desires to take over Fortune and Prime's interest in any Operator Rejected Prospective Prospect or any Non-Producing Prospect for which the Operator (i) has consented to the Proposed Assumption, (ii) has performed an Inadequate Action Response, or (iii) is not the prevailing party in any arbitration proceeding concerning the Rejected Assumption, it shall notify, in writing, the other Seismic Partners of such desire. The Seismic Partners shall be entitled to take over such Operator Rejected Prospective Prospect or Non-Producing Prospect pro rata according to their Seismic Participation Percentage as compared to the Seismic Participating Percentage of other Seismic Partners wishing to do so. Any Seismic Partner desiring to participate

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in taking over Prime and Fortune's interest shall tender the required monies to the notifying Seismic Partner within fifteen (15) days of being notified by such Seismic Partner that such an assumption is proposed. Failure to tender such monies shall be conclusively deemed to be an election by that Seismic Partner not to participate in the assumption of Fortune and Prime's interest in the Operator Rejected Prospective Prospect or Non-Producing Prospect.

      2.3 CYMRAEC OVERRIDING ROYALTY INTEREST. Before the spudding of the initial oil or gas well in a Prospect, the Operator shall assign Cymraec an overriding royalty interest in each AMI Dedicated Interest (which is a leasehold cost bearing or working interest) covering lands in the Prospect. The overriding royalty interest to be assigned to Cymraec shall be derived from an 8/8ths working interest in that AMI Dedicated Interest, calculated under the terms of a sliding scale attached hereto and incorporated herein by reference for all purposes as Exhibit "D" (the "Cymraec ORRI"). The Cymraec ORRI shall be free and clear of all pre-production and production costs whatsoever, but shall bear its proportionate share of any post-production costs, including, but not limited to, gathering, processing, compression, dehydration, treating, and transportation costs, and shall bear its proportionate share of all ad valorem, severance, production and other taxes. The Cymraec ORRI shall not be subject to any internal overhead charges or internal fee for services provided by the Operator. The Cymraec ORRI shall be referenced in each Operating Agreement. The Operator shall execute an assignment of the Cymraec ORRI to Cymraec prior to making an assignment of any other interest in an AMI Dedicated Interest to any Party. The Cymraec ORRI shall burden each Party's working interest in each oil and gas lease (which is an AMI Dedicated Interest) in every Prospect in which that Party is to be assigned an interest, but shall be proportionately reduced in accordance with the Parties' aggregate ownership interest in each lease and further proportionately reduced in accordance with the total ownership interest that lease bears to the total ownership in the lands covered thereby. The Cymraec ORRI shall be assigned to Cymraec using the form of the "ORRI Assignment" attached hereto as Exhibit "E."

      2.4 CYMRAEC BACK-IN WORKING INTEREST. Before the spudding of the initial well in a Prospect, the Operator shall assign to Cymraec a back-in working interest after payout in each AMI Dedicated Interest (which is a leasehold cost bearing or working interest) covering lands in the Prospect which is equal to 12.50% of the Operators' Base 50% Working Interest in each such lease ("Cymraec's Back-in Working Interest"). Such assignment shall be made utilizing the form of assignment attached hereto as Exhibit "F". Cymraec's Back-in Working Interest shall be borne solely (in equal proportions) out of the Operators' Base 50% Working Interest and shall not burden any working interest acquired or retained by Prime and/or Fortune that is attributable to a Non-Participating Seismic Partner or a Partially Participating Seismic Partner. By way of further example, if all Seismic Partners, Prime and Fortune participate with their respective total interests as working interest owners in the drilling and completion of the initial well drilled in a Prospect and the Parties own one hundred percent (100%) of all working interest or leasehold cost bearing interest in the Prospect, then the after payout working interest of the Parties in that well would be Prime - 21.875%, Fortune - 21.875%, all Seismic Partners - 50%, and Cymraec - 6.25%. Cymraec's Back-in Working Interest in each such AMI Dedicated Interest shall be proportionately reduced in accordance with the proportionate reduction, if any, of the Operators' Base 50% Working Interest in accordance with Section 3.1 of this Agreement. Any successors and/or assigns of Fortune and/or Prime shall take their interests subject to Cymraec's Back-in Working Interest. Cymraec's Back-in Working Interest shall be referenced in each Operating Agreement.

      2.5 Payout. Wherever used in this Agreement, with respect to any Prospect, the term "payout" shall be defined as the first point in time after the first commercially productive oil or gas well in the Prospect has been drilled and completed when the Party designated as the operator of that Prospect shall have recovered out of the proceeds attributable to its net revenue interest from the sale of production from or attributable to, or the salvage of any of the personal property, fixtures or equipment on, all then existing oil and gas wells drilled on lands included in the Prospect pursuant to the terms of this Agreement, net of all gross production, ad valorem or other taxes measured by production, a sum equal to all unreimbursed costs incurred by the operator in connection with the development, exploration, operation and identification of the Prospect, including, without limitation, the unreimbursed (i) Prospect Costs, (ii) AFE Pre-Completion Costs, (iii) the operator's share of the payment made to Thorp pursuant to Section 3.1.1(a) of this Agreement, (iv) the operator's share of the production payment made to Thorp pursuant to Section 3.1.1(f) of this Agreement, and (v) costs incurred in connection with the drilling, testing, equipping, completing and operating (including, without limitation, direct, indirect and the applicable COPAS overhead fee) oil and gas wells in the Prospect and other facilities, appurtenances, equipment, and machinery related to the development of the Prospect, including, without limitation, disposal, injection and water wells; storage, dehydration and compression facilities and equipment; and flow lines and pipelines.

                                   ARTICLE III
                  DESIGNATION AND RESPONSIBILITIES OF OPERATOR
                  --------------------------------------------

      3.1 Fortune or Prime, as determined pursuant to the provisions of the Operations Sharing Agreement, shall act as the operator of all Prospects. In addition to the interests in AMI Dedicated Interests acquired, obtained or retained pursuant to the terms of this Agreement by Prime and/or Fortune from Non-Participating Seismic Partners and Partially Participating Seismic Partners, Prime and Fortune shall each be entitled to acquire, obtain or retain an undivided twenty-five percent (25%) interest in each AMI Dedicated Interest acquired in each Prospect (the "Operators'

Base 50% Working Interest"). The Operators' Base 50% Working Interest shall be proportionally reduced (as shall all Parties' interests) in accordance with the Parties' aggregate ownership in each such AMI Dedicated Interest and further proportionally reduced in accordance with the total ownership that such AMI Dedicated Interest bears to the total fee mineral ownership in the lands covered by that AMI Dedicated Interest. The relationship between the Parties regarding the acquisition of AMI Dedicated Interests and the drilling, development, and operation of oil and gas wells on each Prospect shall be governed by an Operating Agreement, except to the extent inconsistent with the terms of this Agreement, in which event the terms of this Agreement shall control. Whenever Prime is the designated Operator of a Prospect, Prime Operating Company shall be designated as the operator in the Operating Agreement covering that Prospect, and Prime Operating Company shall be responsible for discharging the operator's undertakings provided in the Operating Agreement.

      3.1.1 In addition to the payment of their respective share of the costs of drilling, development, and operation as provided for in the applicable Operating Agreement, Fortune and Prime as provided in Exhibit "A", each agree, severally but not jointly, as respects its obligations only, as follows:

            (a) to pay Twenty-Five Thousand Dollars ($25,000) to Thorp upon the last to occur of (i) the termination of that certain Joint Exploration Agreement dated February 22, 2001, (the "Thorp Agreement"), by and among Thorp, Cymraec, et al., by all the parties thereto, (ii) the execution and delivery of that certain Settlement Agreement dated February ___, 2002 (the "Settlement Agreement"), by and among Thorp, Cymraec, et al., and
      (iii) their receipt of Thorp's release (in form and substance satisfactory to Prime and Fortune) of any and all claims, causes of action and choses in action that Thorp has, may have or could assert against one or more of the other parties to the Thorp Agreement, Prime and/or Fortune with respect to their respective negotiations, discussions, and agreements concerning the Seismic Assets and the exploration, development, and operation of prospects generated in connection therewith. The matters described in clauses (i), (ii) and (iii) of the immediately preceding sentence shall be hereinafter referred to as the "Conditions Precedent."

            (b) to pay Cymraec one-half (1/2) of all actual out-of-pocket administrative overhead expenses incurred by Cymraec in connection with its and its principals'
       performance of their respective obligations under this Agreement (excluding any expenses related to the Kelman Payments) for the period February 1, 2002 through April 30, 2002 ("Initial Overhead Payments"), in accordance with this Article III (i.e., on a calendar month basis), upon satisfaction of all the Conditions Precedent and upon the submission to Prime and Fortune of complete and accurate documentation substantiating those expenses. In no event shall either Prime or Fortune be required or obligated to pay more than Sixty Two Thousand Five Hundred Dollars ($62,500) with respect to the Initial Overhead Payments.

            (c) upon satisfaction of all the Conditions Precedent, to reimburse Thorp an amount, to be determined as provided for in Section 3 of the Settlement Agreement, for a portion of Thorp's prospect lease acquisition costs, Tobin Data costs, and seismic costs associated with any of the "Selected Prospects" (as that term is defined in the Settlement Agreement), in return for Thorp's assignment of all right, title and interest in and to all oil, gas and mineral leases acquired to date by Thorp pursuant to or in connection with the Thorp Agreement or the Seismic Assets (all as provided for in the Settlement Agreement). The assignment shall be in form and substance satisfactory to Prime and Fortune, and contain a special warranty of title.

            (d) upon satisfaction of all the Conditions Precedent, and at such time Prime chooses to continue and otherwise not exercise its Initial Termination Right (as provided under this Article III) Prime shall pay Cymraec Seventy-Seven Thousand Nine Hundred Twenty-Four and 23/100 Dollars ($77,924.23), as payment in full of Prime's share of Cymraec's out-of-pocket administrative overhead costs for the period October 1, 2001 through January 31, 2002 (the "Unpaid Overhead Costs").

            (e) upon satisfaction of all the Conditions Precedent are satisfied, Fortune shall pay Cymraec Seventy-Seven Thousand Nine Hundred Twenty-Four Dollars and 23/100 Dollars ($77,924.23) no later than May 1, 2002, as payment in full of Fortune's share of the Unpaid Overhead Costs.

            (f) upon satisfaction of all the Conditions Precedent, to convey to Thorp (pursuant to an instrument in the form and substance attached hereto as Exhibit "F") a production payment of Fifty Thousand Dollars ($50,000) payable, as provided in the Thorp Production Payment Agreement, out of certain net proceeds attributable to the interests of

      Fortune and Prime in Prospects generated in connection with the activities contemplated by this Agreement.

      3.2 All Parties agree and understand that neither Prime nor Fortune's failure to perform any undertaking or obligation provided for its undertaking pursuant to this Agreement or any Operating Agreement (including, without limitation, its failure to pay any amount provided for its payment under this Agreement) shall entitle any other Party to terminate this Agreement as respects any non-breaching Party or to seek any redress, right or claim against any non-breaching Party with respect to that breach or default.

      3.3 Notwithstanding any other provision of this Agreement to the contrary, Prime, at its sole election and discretion, may elect, at any time from May 1, 2002 through May 10, 2002, to terminate all its rights and obligations under this Agreement, except as otherwise provided in this
Section 3.3 ("Initial Termination Right"). Such election shall be given in writing to Cymraec, Fortune, and each of the Seismic Partners ("Termination Notice"), and shall be effective as of April 30, 2002. If Prime does not exercise its Initial Termination Right, Prime shall have an identical right during the remainder of calendar year 2002 to terminate all its rights and obligations under this Agreement, except as otherwise provided in this paragraph, by delivering the Termination Notice (as provided in the second sentence of this Section 3.3) on any day from the first through the tenth day of any calendar month during 2002, beginning June 1, 2002, and such termination shall be effective on the last day of the calendar month immediately preceding the date of the Termination Notice (the "Monthly Termination Right"); provided, however, that the Monthly Termination Right shall cease at such time as Fortune has notified Prime, and Prime has verified to its reasonable satisfaction, that Fortune has obtained and received at least Three Million Dollars ($3,000,000) gross funds by virtue of a private placement offering currently underway. Thereafter, whether or not Fortune has successfully raised such funds, Prime shall have a one-time election, exercisable by delivering a Termination Notice as provided for in this Section 3.3 on any day from December 20, 2002 through December 31, 2002, which shall be effective as of December 31, 2002, to terminate all its rights and obligations under this Agreement, except as otherwise provided in this Section 3.3. In the event Prime elects, at any time provided for in this Section 3.3, to terminate its participation under this Agreement, it shall have no further rights, obligations, liabilities, or undertakings under this Agreement from and after the effective date of that termination, except such rights, obligations, liabilities and undertakings (i) with respect to all

Prospects identified and recommended by Cymraec designated as such under this Agreement and as to which Prime has concurred with that recommendation on or before the effective date of Prime's election to terminate, (ii) arising in connection with the breach of this Agreement by any other Party, and/or (iii) attributable to Prime's breach of this Agreement prior to the effective date of termination (all rights, obligations, liabilities, and undertakings described in clauses (i), (ii) and (iii) of this sentence shall be hereinafter referred to as the "Prime Vested Rights and Interests").

      3.4 If Prime exercises its termination rights provided in this Agreement, Fortune shall, subject to Fortune's satisfaction of the conditions set forth below, have the right to assume, farmout or otherwise deal with any or all rights, interests, obligations and undertakings, not theretofore accrued or incurred by Prime and which Prime would have otherwise received or obtained under this Agreement (other than the Prime Vested Rights and Interests) if it had not exercised its termination rights ("Prime's Assumable Rights and Obligations") provided that, in the event Prime exercises its termination rights, Fortune shall not have the right to assume Prime's Assumable Rights and Obligations unless Fortune has obtained and received, (i) At the time of Prime's termination, One Million Five Hundred Thousand Dollars ($1,500,000) in gross funds by virtue of its private placement offering and related fund raising currently underway, followed by an additional One Million Five Hundred Thousand Dollars ($1,500,000) in "New Funds," as defined in this Section 3.4, within each of the three 120-day periods immediately following Prime's termination, or (ii) if Fortune has raised Three Million Dollars ($3,000,000) in such funds prior to the date of Prime's termination, then an additional One Million Five Hundred Thousand Dollars ($1,500,000) in each of the two 120-day periods immediately following the date of Prime's termination. If Fortune successfully raises the New Funds during the time periods specified in the preceding sentence, Fortune shall be entitled to assume, farmout or otherwise deal with Prime's Assumable Rights and Obligations for the remainder of the term of this Agreement. Prime's Assumable Rights and Obligations do not include any of Prime's Vested Rights and Interests. As used herein, the term "New Funds" shall include the total of (i) the gross funds raised by Fortune by virtue of a private placement offering and related fund raising currently underway, (ii) all funds expended by Prime in furtherance of its obligations and rights hereunder prior to the effective date of its termination, and (iii) gross proceeds attributable to Fortune's share of the sale of production from any well drilled hereunder.

      3.4.1 Each Seismic Partner shall have the right to elect to acquire its pro rata share of Prime's Assumable Rights and Obligations, exercisable only by written notice delivered to Fortune within ninety (90) days following (i) the effective date of Prime's termination, in the event Fortune has not by that date raised the $1,500,000 provided for in item (i) of the first sentence of Section 3.4, above, or (ii) the expiration of each 120-day period provided in item (i) or (ii) of the first sentence of Section 3.4, if Fortune fails to meet any of the funding requirements provided in Section 3.4. The failure of any Seismic Partner to elect to acquire such interest within such ten-day period shall be conclusively deemed to be an election not to acquire such interest. Any interest not acquired by a Seismic Partner shall be retained by Fortune and all of Prime's Assumable Rights and Obligations shall vest in Fortune until such time as a notice electing to acquire such interest is delivered by the Seismic Partner making such election. All such interests acquired by a Seismic Partner shall be treated for all purposes hereunder the same as an interest held by Prime, provided, however, that all such interests shall be non-operating. Thereafter, Fortune shall be the only Party eligible to be designated as an Operator hereunder.

      3.4.2 It is agreed and understood by the Parties that if Prime elects to terminate its participation under this Agreement in accordance with the terms of this Agreement, Prime shall, nonetheless, retain and have the Prime Vested Rights and Interests (e.g., any and all of its rights, interests, obligations, and undertakings provided in this Agreement as respects each Prospect identified or designated as a Prospect on or before the effective date of Prime's election to terminate); provided that Prime's Vested Rights and Interests shall be subject to all of the obligations, liabilities, and undertakings provided in this Agreement as to Prime in the same manner, and to the same extent as if Prime had not given its Termination Notice.

      3.5 Each calendar month during the term of this Agreement, Cymraec shall deliver to Prime (if Prime has not exercised its termination rights provided in this Agreement), Fortune and, if Prime has exercised its termination rights, each Seismic Partner which has acquired any portion of Prime's Assumable Rights and Obligations pursuant to Section 3.4 of this Agreement ("Seismic Partner Electees"), a complete and accurate invoice detailing its actual out-of-pocket unpaid administrative overhead expenses, including, without limitation, salaries, employee benefits, rent, insurance, FICA, supplies, maintenance, geo tech, communications, reproduction, and postage, but specifically excluding digital land grids, digital well information, maps, well logs, digitizing work, scout services, aerial photos, velocities, and reproduction, etc. which are to be paid on a Prospect-by-Prospect basis, incurred in connection with its undertakings pursuant to this Agreement for the previous calendar month, together with substantiating documentation reasonably acceptable to Prime, if applicable, Fortune and, if applicable, the Seismic Partner Electee (if Prime has exercised its termination rights). Prime (if it has not exercised its termination rights provided in this Agreement), Fortune and each Seismic Partner Electee shall each have fifteen
(15) days from its receipt of the invoice and substantiating documentation to pay its share of the amount billed in accordance with the terms of this Agreement (e.g., prior to its exercise of its termination rights, Prime and Fortune shall each pay one-half of these costs). If any such payment is not received by Cymraec within fifteen (15) days of the receipt of the invoice, Cymraec shall provide notice of that fact to the non-paying Party. Failure to make payment within fifteen (15) days of the date of such notice shall be considered as a material failure to perform hereunder on the part of the non-paying Party. Any and all disputes concerning one or more of those invoices shall be addressed and resolved in accordance with the applicable provisions of the Operating Agreement attached hereto concerning billing disputes, inquiries and rights with Cymraec being deemed as the "operator" and Fortune, Prime and, if applicable, the Seismic Partner Electees being deemed as the "non-operators" with respect to those matters. Fortune and Prime and, if applicable, the Seismic Partner Electees shall have the right to audit and review Cymraec's records with respect to any and all such invoices in accordance with the applicable provisions of the Operating Agreement attached hereto concerning audits and audit rights with Cymraec being deemed as the "operator" and Fortune and Prime and, if applicable, the Seismic Partner Electees being deemed as the "non-operators" with respect to those matters.

      3.6 For each month commencing after April 30, 2002 during the term of this Agreement that Prime has not exercised its Initial Termination Right or its other termination rights, Prime and Fortune shall, in addition to making the Initial Overhead Payments, each pay on a monthly basis one-half (1/2) of all actual out-of-pocket administrative overhead expenses incurred by Cymraec through December 31, 2003, as provided in Section 3.5 of this Agreement. As respects each month through December 31, 2003 after Prime has exercised its termination right, Fortune and each Seismic Partner Electee shall pay on a monthly basis all such administrative expenses incurred during such calendar month, as provided in Section 3.5. In no event shall Cymraec be entitled to receive more than One Hundred Twenty Five Thousand Dollars ($125,000) for its actual administrative and out-of-pocket expenses incurred in any calendar quarter during calendar year 2002 or 2003.

      3.7 This Agreement shall terminate, as to both Prime and Fortune, on December 31, 2003 unless either Prime or Fortune notify Cymraec in writing on or before December 1, 2003, of its election to extend this Agreement as to that Party until June 30, 2004 ("Electing Operator"). Thereafter, each Electing Operator shall have the right to extend its participation under this Agreement as to that Electing Operator for additional consecutive six (6) calendar month periods through December 31, 2005, by providing Cymraec with written notice of that election as to that Electing Operator at least thirty (30) days before the end of the then current six-month period. Thereafter, each Electing Operator shall have the right to extend its participation under this Agreement as to that Electing Operator through March 31, 2006, by providing Cymraec in writing of its election on or before December 1, 2005. Neither Prime nor Fortune shall have the right to extend their participation under this Agreement if, at the time its election is made, it is in default in the payment of more than Five Thousand Dollars ($5,000) required under this Agreement or is otherwise in default in any material respect of this Agreement. As respects each period beyond December 31, 2003, that Prime and/or Fortune have elected to extend their participation under this Agreement, this Agreement shall continue in full force and effect in accordance with the provisions hereof and Prime and/or Fortune, in the proportion specified in their notice of extension, shall remain obligated to pay on a monthly basis the actual out-of-pocket administrative overhead expenses incurred and substantiated by written documentation by Cymraec which are directly related to its obligations under this Agreement, in an amount not to exceed One Hundred Twenty Five Thousand Dollars ($125,000) in any calendar quarter during the extended period. Upon termination of this Agreement, each Party shall have and retain all rights, interests, benefits, obligations and undertakings theretofore accrued or incurred prior to the date of termination of this Agreement, including such Party's obligation to bear the Seismic ORRIs, and Fortune and Prime's ongoing obligation to assign Cymraec's Back-in Working Interest to Cymraec, all as more fully defined and described in this Agreement.

      3.8 Following the identification of a Prospect, the Operator shall, subject to market conditions acceptable to the Operator, use its reasonable efforts to acquire oil and gas leases (which are AMI Dedicated Interests) covering lands in the Prospect and, if deemed advisable by the Operator, to make one or more Prospect Proposals to the Parties concerning the development of the Prospect within a Reasonable Time. The Operator shall pay all Prospect Costs associated with the Prospect subject to reimbursement as provided in this Agreement and will handle joint interest billing, control drilling, and oversee oil and gas marketing in accordance with the Operating

Agreement. The Operator shall also bill Seismic Partners which elected to participate in the Prospect on a quarterly basis for one-half (1/2) of the total cost of all administrative work required in connection with miscellaneous governmental and regulatory compliance and other matters properly incurred by the Operator related to each Prospect Proposal for which it is the designated Operator and which are not otherwise properly chargeable under the applicable Operating Agreement. As respects any oil or gas well proposed to be drilled in a Prospect by any person or entity which is not a Party, the designated Operator of that Prospect shall coordinate and handle all matters for the Parties as respects the proposed well, and act as an intermediary between the non-Party operator and the other Parties.

      3.9 All undertakings and obligations of Fortune and Prime provided in this Agreement, including, without limitation, the obligation to fund the administrative expenses of Cymraec and to pay ongoing Prospect Costs, may, at sole election of Fortune and Prime, be suspended whenever any other Party has failed to perform any material obligation or undertaking of the Party in accordance with this Agreement, including, without limitation, any failure by Cymraec to timely make any payment to Kelman pursuant to the Reprocessing Agreement or by any Seismic Partner to timely pay the Reprocessing Fee as provided for in Article I of this Agreement. Such suspension shall be ended and the obligation of Fortune and Prime hereunder shall resume at such time as all such breaches and defaults have been cured to the reasonable satisfaction of Prime and Fortune; provided, however, that Prime and Fortune (at their sole election) may terminate this Agreement (but rightfully retain any and all interests and rights theretofore accrued, including, without limitation, the Prime Vested Rights and Interests, the Fortune Vested Rights and Interests and all rights of indemnity arising hereunder which are included therein) if any such breach of default has not been cured to the reasonable satisfaction of Prime and Fortune within thirty (30) days after that breach or default has occurred.

      3.10 A true and complete copy of the Settlement Agreement is attached hereto as Exhibit "G." Each Party which is a party to the Settlement Agreement hereby agrees and covenants not to assign any interest in, or to amend, modify, revise or terminate, the Settlement Agreement, or release any other party thereto from any obligation or undertaking under the Settlement Agreement, or allow, permit or authorize any other party to the Settlement Agreement to assign any interest in, or amend, modify, revise or terminate, the Settlement Agreement, or release any other party thereto from any obligation or undertaking under the Settlement Agreement, without in each of the foregoing instances, first obtaining the prior written consent of all other Parties. Any such assignment, amendment, modification, revision or termination without first obtaining that consent shall be void and of no force or effect.


      3.11 If Prime or any Seismic Partner which has acquired any portion of Prime's Assumable Rights and Obligations pursuant to Section 3.4 of this Agreement fails in any material respect to perform any one or more of its obligations and undertakings provided in this Agreement, the other Parties only recourse against Prime or that Seismic Partner, as applicable, shall be to terminate this Agreement as respects Prime or that Seismic Partner, as applicable, and remove Prime or that Seismic Partner, as applicable, as a Party to this Agreement, except, as respects Prime, with respect to Prime's Vested Rights and Interests, and Prime's right to indemnification provided in Section
3.13 of this Agreement. Notwithstanding the immediately preceding sentence, nothing shall preclude any Party from seeking and obtaining (i) specific performance or damages as respects Prime's failure to assign or convey any interest required to be conveyed or assigned by Prime pursuant to this Agreement to any other Party or (ii) any legal or equitable relief with respect to any material breach of any Operating Agreement by Prime or (iii) any losses or damages (except consequential damages) incurred by any Party as a result of the willful misconduct or gross negligence of Prime in discharging its obligations and undertakings as Operator.

      3.12 If Fortune fails in any material respect to perform any one or more of its obligations and undertakings provided in this Agreement, the other Parties only recourse against Fortune shall be to terminate this Agreement as respects Fortune and remove Fortune as a Party to this Agreement, except with respect to Fortune's Vested Rights and Interests, and Fortune's right to indemnification provided in Section 3.13 of this Agreement. Notwithstanding the immediately preceding sentence, nothing shall preclude any Party from seeking and obtaining (i) specific performance or damages as respects Fortune's failure to assign or convey any interest required to be conveyed or assigned by Fortune pursuant to this Agreement to any other Party or (ii) any legal or equitable relief with respect to any material breach of any Operating Agreement by Fortune or (iii) any losses or damages (except consequential damages) incurred by any Party as a result of the willful misconduct or gross negligence of Fortune in discharging its obligations and undertakings as Operator.

      3.13 Each Seismic Partner and Cymraec, severally but not jointly, hereby agrees to indemnify, defend, and hold harmless Fortune and Prime against any and all losses, costs, damages, expenses (including, without limitation, reasonable attorneys' fees), which Fortune and/or Prime may suffer, sustain, incur or become subject to, as result of, in connection with, or in any manner related to, each and every breach of any representation, covenant, undertaking, obligation or warranty made by that Party in this Agreement. The indemnification provided in this Section 3.13 shall survive the termination of this Agreement for a period of three (3) years and then be of no further force or effect, except with respect to any claim for indemnity under this Section 3.13 made by Fortune and/or Prime before the end of that 3-year period.

                                   ARTICLE IV
                        DUTIES AND OBLIGATIONS OF CYMRAEC
                        ---------------------------------

      4.1 Cymraec along with its three principals, Mike Looney ("Looney"), Mike Graham ("Graham"), and Steve Zeboski ("Zeboski"), jointly and severally, hereby covenant and agree to devote all of their respective expertise, and Business Time to generate commercially reasonable and prudent potential Prospects from the Seismic Assets for the sole benefit of all Parties. "Business Time" as used in this Agreement shall mean: (i) during a normal week--fifty
(50) hours or (ii) on an annual basis--approximately two thousand two hundred (2,200) hours. Looney, Graham and Zeboski each agree by their execution hereof to devote such time and effort for the time period set forth in this Article IV and acknowledge that their commitment made in this Agreement is one of the principal reason that the Seismic Partners, Prime, and Fortune have agreed to enter into this Agreement. Cymraec, Looney, Graham and Zeboski hereby represent to the other Parties that their Prospect generation efforts will (i) occupy all of their respective Business Time and (ii) continue through December 31, 2003 and any extension of this Agreement. Cymraec represents that it will diligently target the generation of at least fifty (50) potential drillable Prospects prior to December 31, 2003. Neither Cymraec nor any of its principals shall undertake any business or commercial enterprise or activity except pursuant to the terms of this Agreement or as disclosed on the attached Schedule 2, but, as respects items one through four therein, subject to Prime and Fortune's prior written approval, which may be withheld for any reason.

      4.2 Cymraec, Looney, Graham and Zeboski each hereby covenants, agrees and represents to the other Parties that the current retainer payable during each calendar month by Cymraec to Looney is $9,866.92, to Graham is $9,866.92 and to Zeboski is $9,866.92. At no time during the term of this Agreement shall any invoice submitted to Prime and/or Fortune for the payment of Cymraec's actual out-of-pocket administrative overhead costs contain any charge for any retainer, salary, bonus, pension, and retirement benefits or other compensation for Graham, Looney and/or Zeboski for any calendar month in excess of the compensation provided in the immediately preceding sentence for any such employee or principal. The preceding sentence notwithstanding, the Parties acknowledge that Cymraec's actual out-of-pocket costs for health insurance benefits (providing the same or similar coverage) and FICA and Medicare taxes may increase during the term of this Agreement and such increases will be passed through as an increase in reimbursable administrative overhead costs, subject to the prior written consent of Prime and Fortune, which will not be unreasonably withheld or delayed.

      4.3 In the event Looney, Graham and Zeboski cease devoting all of their Business Time and effort (except in the instance of disability, death, mental incapacity or an act of God) to the delineation of potential Prospects pursuant to the terms of this Agreement prior to the termination of this Agreement, all back-in working interests that would have otherwise been thereafter assigned to, or reserved for, Cymraec pursuant to the provisions of this Agreement, shall, from and after the date of the last principal's cessation of those duties instead be assigned to Prime and Fortune in such proportions as their respective working interests in the Prospect in question bear to one another, and all overriding royalty interest that would have otherwise been thereafter assigned to, or reserved for, Cymraec pursuant to the provisions of this Agreement shall, from and after the date of the last principal's cessation of those duties, instead be assigned to all the Parties in such proportions as their respective working interests in the Prospect in question bear to one another. Prime and Fortune shall each have the right to terminate its participation in this Agreement within thirty (30) days after Looney, Graham, and/or Zeboski ceases devoting all of his Business Time and effort to the delineation of potential Prospects pursuant to the terms of this Agreement or, immediately, in the event of any breach of this Agreement by any one of them or Cymraec. In lieu of termination of that participation, either Prime and/or Fortune may (in its sole discretion) require a reduction of Cymraec's Back-in Working Interest and the Cymraec ORRI in accordance with the next sentence. For each principal of Cymraec who ceases devoting all his Business Time and effort (except in the instance of disability, death, mental incapacity or an act of God) to the delineation of potential Prospects pursuant to the terms of this Agreement prior to the termination of this Agreement, any Cymraec ORRI and Cymraec's Back-in Working Interest that would have otherwise been thereafter assigned to, or reserved for, Cymraec pursuant to the terms of this Agreement shall, from and after the date of each such cessation, be reduced by thirty-three percent (33%) and the reduced Cymraec Back-in Working Interest shall be assigned in accordance with the first sentence and the other terms of this Section 4.3, and the reduced Cymraec ORRI shall be assigned to each

Party in proportion to the extent the reduced Cymraec ORRI burdens that Party's working interest in each oil and gas lease in which Cymraec has been assigned the Cymraec ORRI. Cymraec shall have sixty (60) days to find a replacement for Looney, Graham or Zeboski acceptable to the other Parties; provided, however, that, within the first ninety (90) days of the replacement's employment by Cymraec, each Party (other than Cymraec) shall have the right (exercised in good faith) to reject such replacement employee as a suitable replacement for Looney, Graham or Zeboski, as applicable. During the term of this Agreement, Cymraec agrees to provide the Parties with the services and perform the duties set forth below:

      (a) Study, analyze and evaluate all relevant geological, geophysical and engineering data available to Cymraec, including the Seismic Assets and, on a best efforts basis, initiate, analyze, evaluate, document and identify potential Prospects;

      (b) Work directly with the Operator to recommend potential Prospects for oil and gas leasing exploration and development;

      (c) Coordinate with the Operator to establish drilling priority of the Prospects and to recommend specific drill-site locations for the initial exploratory well on each Prospect;

      (d) Assist, at the sole direction and expense of the Operator, the marketing of Prospects to third parties, in excess of the actual chargeable overhead reimbursement;

      (e) Provide access to the Parties, during normal business hours and upon reasonable notice, to all records and accounts of the operations conducted pursuant to this Agreement and other data used by Cymraec to develop the leads, potential Prospects and Prospects pursuant to this Agreement;

      (f)   Make all payments to Kelman as provided for in Article I, section
            1.1 of this Agreement, in a timely manner in accordance with the terms of the Reprocessing Agreement;

      (g) Satisfy all its obligations and undertakings under the Seismic Agreement and the Reprocessing Agreement, and to diligently enforce its rights under and the performance of the other parties to those agreements;

      (h) Provide Prime and Fortune with full and complete access to inspect, review and evaluate (from time to time during customary business hours) all geophysical and geological information, data, mapping, interpretations, and work product in the possession or under the control of Cymraec and/or Channel, including, without limitation, the Seismic Assets, concerning or pertinent to any Prospect or prospective Prospect. In the event Prime has exercised any of its termination rights provided in this Agreement, Cymraec and Channel shall continue to provide Prime with full and complete access to inspect, review and evaluate such geophysical and geological information, data, mapping, interpretations, and work product, but only to the extent pertinent to the Prospects in which Prime retained an interest or right pursuant to this Agreement; and

      (i) To keep the Seismic Assets and all information related thereto strictly confidential and not to reveal, disseminate or disclose any such data or information from or after the date hereof to any person or entity other than Kelman or any employee of any Party hereto without the prior written consent of all the Parties.

                                    ARTICLE V
                 DUTIES AND OBLIGATIONS OF THE SEISMIC PARTNERS
                 ----------------------------------------------

      5.1 Pursuant to the Reprocessing Agreement, Cymraec has assumed the obligation to be responsible for reprocessing the Seismic Assets.
Notwithstanding such obligation, the Seismic Partners have agreed to be responsible for all reprocessing costs in accordance with their respective Seismic Participation Percentages.

      5.2 In the event any Seismic Partner fails to pay its Seismic Participation Percentage of the Reprocessing Fee on or before its due date, as provided in Article I, section 1.1 of this Agreement, either Fortune, Prime, or Cymraec may give written notice of such failure to the defaulting Seismic Partner. If payment is not made within fifteen (15) days after the due date ("Default Date"), the defaulting Seismic Partner shall forfeit all of its rights and interests under this Agreement in, to or derived from (i) each Prospect that the Operator thereof had not commenced the drilling (i.e., spudding) of the initial well thereon as of the date that portion of the Reprocessing Fee was due, (ii) all prospective (i.e., unidentified) Prospects, (iii) the Seismic Assets and (iv) its ownership and other interest in Channel, if any. The defaulting Seismic Partner shall not be entitled to any compensation for, or refund, reimbursement or return of, any monies expended by that defaulting Seismic Partner prior to the Default Date, but shall retain all interests in each Prospect that the Operator thereof had commenced the drilling of the initial well thereon prior to the Default Date ("Drilled Prospect").

      5.3 The defaulting Seismic Partner shall not be entitled to any production and/or proceeds from production or the sale of equipment or other interest attributable to the defaulting Seismic Partner's interest in the Drilled Prospects until and unless some Party (or Parties) agree(s) to perform the defaulting Seismic Partner's obligations under this Agreement (except with respect to the Drilled Prospects) and makes all payments required to be made by the defaulting Seismic Partner under the Seismic Agreement. The Party or Parties making those payments shall, in accordance with the amounts paid, be entitled to its or their pro rata share of the defaulting Seismic Partner's rights and obligations in all Prospects (except the Drilled Prospects) in which the defaulting Seismic Partner has or would have any rights or obligations under this Agreement.

      5.4 Upon the Operator's receipt of written notification from any Seismic Partner or Cymraec of any Seismic Partner's failure to pay its Seismic Participation Percentage of the Reprocessing Fee on or before the Default Date, the Operator shall use its reasonable efforts to cause all proceeds attributable to the defaulting Seismic Partner's interest in each Drilled Prospect for which it is the designated Operator to be suspended and not paid to the Seismic Partner until the Operator receives written notification from all Seismic Partners and Cymraec that the default has been cured. The Operator shall not be subject to any damages, liability, responsibility or other undertaking in connection with its discharge of its obligations set forth in this Article V, unless the Operator has engaged in willful misconduct. If any default resulting from the defaulting Seismic Partner's failure to pay its Seismic Participation Percentage of the Reprocessing Fee when due is not promptly cured, any payments that would have been due the defaulting Seismic Partner under this Agreement, including any payments or proceeds attributable to the defaulting Seismic Partner's interests in the Drilled Prospects, shall first be applied to any damages incurred by, or contribution rights for damages arising to, the other Parties before distribution to that defaulting Seismic Partner.

      5.5 In the event of any dispute between any of the Parties concerning the failure of a Seismic Partner to make any installment payment of the Reprocessing Fee, the Operator shall, in addition to any and all other rights of the Operator under this Agreement and the applicable Operating Agreement, have the right (at its sole election) to suspend or cause to be suspended all payments of all sums in dispute that are in the Operator's possession or under the Operator's control. Each Seismic Partner hereby grants the Operator of each Prospect the right to set off any and all revenues, proceeds and amounts attributable to that Seismic Partner's interest in a Drilled Prospect against any and all amounts owing by that Seismic Partner to the Operator in connection with development and operation of any Prospect in which that Seismic Partner is a working interest participant and which is operated by that Operator.

      5.6 The remaining Seismic Partners shall have five (5) days from the Default Date to tender to Cymraec their proportionate share of the defaulting Seismic Partner's payment of the Reprocessing Fee then due and shall thereafter be entitled to their proportionate share of the defaulting Seismic Partner's rights in all Prospects in which the defaulting Seismic Partner had any right or interest other than Drilled Prospects. If all, or any, of the remaining Seismic Partners fail to deliver their proportionate share of the defaulting Seismic Partner's payment, Cymraec shall have five (5) days to pay any shortage (as compared to the other Seismic Partner's making up the default) and, upon that payment, shall be entitled to the defaulting Seismic Partner's interest in all Prospects in which the defaulting Seismic Partner had any right or interest (other than Drilled Prospects). If neither the other Seismic Partners nor Cymraec pays the entire shortage, Fortune and Prime shall have the option (at their respective sole election) to pay any shortage (as compared to any payments from the other Seismic Partners or Cymraec on the default), and be entitled to the defaulting Seismic Partner's interest in all Prospects in which the defaulting Seismic Partner had any rights or interest (other than Drilled Prospects.) If none of the Parties to this Agreement pay to cover the shortage caused by the defaulting Seismic Partner, Cymraec will attempt to market the defaulting Seismic Partner's interest. In addition to acquiring the defaulting Seismic Partner's interest in all Prospects in which the defaulting Seismic Partner had any right or interest (other than Drilled Prospects), any non-defaulting -Party acquiring such interest will be entitled to recover two hundred percent (200%) of the cost of covering the then pending shortage from the revenue associated with the working interests (or back-in working interests) held by (i) the remaining Seismic Partners and (ii) Cymraec in all Prospects in which the defaulting Seismic Partner had any right or interest (other than Drilled Prospects).

                                   ARTICLE VI
                             AREA OF MUTUAL INTEREST
                             -----------------------

      6.1 At the time a Prospective Prospect is recommended by Cymraec, Cymraec and the Operator shall define and identify the areal extent of any Prospect (and Cymraec shall define and identify the areal extent of any Prospective Prospect that does not become a Prospect) as the surface realization of the most likely extent of the commercially productive portion of the reservoir comprising such Prospect (or Prospective Prospect) but, to the extent reasonably practicable, by governmental sections or lease boundaries
(the "Prospect Area"). The Parties hereby designate an area of mutual interest ("AMI") encompassing each Prospect Area, together with all lands located within a one-mile radius or "halo" of the boundaries of the Prospect Area. Any interest taken by a Party or an Affiliate, as that term is defined in Section 7.4 of this Agreement, during the period commencing on the date that the Party has received notification that the Prospect Area for a Prospect or Prospective Prospect has been identified by the Operator and/or Cymraec and ending March 31, 2008 (the "Restricted Period") in any oil and gas lease, pooling, communitization or unitization agreement or order, option, operating agreement, farm-in, royalty, or any other agreement or arrangement which creates or effects an interest in or right to obtain or receive hydrocarbons underlying or produced from any of the lands within the AMI or the proceeds attributable to the sale of those hydrocarbons or which results in the acquisition of a contractual right to acquire such an interest, shall be offered to the other Parties (other than Channel) in accordance with the terms of this Article VI ("AMI Dedicated Interest"). It is agreed and understood among the Parties that an AMI Dedicated Interest includes only those oil, gas and mineral interests and rights covering lands within the AMI which were acquired or obtained by a Party or an Affiliate during the Restricted Period. It is also agreed and understood among the Parties that, as respects Prime, the Restricted Period shall end upon the earlier of the effective date of Prime's exercise of its termination rights under this Agreement or Prime's no longer being a fully participating Party under the terms of this Agreement; provided, however, the Restricted Period shall not end with respect to any AMI identified on or before the effective date of that termination until two years after its identification or as provided for in any applicable operating agreement created hereunder for which Prime is a Party.

      6.2 Any Party or an Affiliate which acquires an AMI Dedicated Interest during the Restricted Period prior to the making of a Prospect Proposal for the Prospect included in the AMI, shall deliver an "AMI Acquisition Notice," as hereafter defined, covering that AMI Dedicated Interest to all Parties (other than Channel) within fifteen (15) days after the later of (i) fifteen (15) days after the acquisition of the AMI Dedicated Interest or (ii) the date of the identification of that Prospect as a Prospect. Within thirty (30) days after its receipt of the AMI Acquisition Notice, the Operator shall have the right (on behalf of the Parties, in accordance with this Agreement), to elect, in writing, to acquire all or some portion of that AMI Dedicated Interest. Any Party or an Affiliate which acquires an AMI Dedicated Interest after a Prospect Proposal has been made shall deliver to each other Party (other than Channel) an AMI Acquisition Notice within fifteen (15) days after the acquisition of the AMI Dedicated Interest. Such notice shall be in writing and shall set forth the terms of the acquisition, the consideration paid, and any other obligations assumed in connection with the acquisition ("AMI Acquisition Notice").

      6.3 Each assignment or transfer of an AMI Dedicated Interest shall be subject to all burdens in effect when the AMI Dedicated Interest was acquired by the transferring Party, other than any burden created in favor of the acquiring Party or any Affiliate of the acquiring Party. Each non-acquiring Party (other than Channel) shall then have the right, within thirty days (30) of receipt of such AMI Acquisition Notice, to elect, in writing, to receive an assignment of its share (as to Fortune 25%; as to Prime 25%; as to all Seismic Partners 50%) (pursuant to each Seismic Partner's Prospect Working Interest election) of such acquired interest and all obligations associated therewith. Any such acceptance by a non-acquiring Party shall be accompanied by such Party's share of the consideration actually paid by the acquiring Party or the Affiliate of that Party. Timely notice and payment shall entitle the non-acquiring Party to an immediate assignment of its share of such interest with covenants of special warranty. Failure to provide notice of an intention to acquire and to tender payment as provided herein within such thirty (30) day period shall constitute a binding and conclusive waiver of the non-acquiring Party's right to receive any portion of such interest.

      6.4 It is understood that Prime, Fortune and the Seismic Partners are engaged in the business of acquiring, drilling, exploiting, developing and operating oil and gas properties on their own behalf, and nothing contained in this Agreement shall preclude them from carrying on or engaging in that business or any other business for their own account outside of any AMI or within an AMI to the extent permitted by the terms of this Agreement or any pre-existing applicable Operating Agreement (e.g., the acquisition of an interest in lands within an AMI prior to or after the Restricted Period).

                                   ARTICLE VII
                     RECORD TITLE OWNERSHIP AND ASSIGNMENTS
                     --------------------------------------

      7.1 OWNERSHIP OF RECORD. The Operator shall acquire directly and hold record title to each of the oil and gas leases acquired hereunder subject to the terms of this Agreement until such time as interests therein are assigned pursuant to the terms of this Agreement. The Operator shall deliver to each Party entitled thereto pursuant to the terms of this Agreement and the applicable Operating Agreement an assignment of that Party's interest in or carved from the applicable oil and gas leases not later than the time that the first oil or gas well is spudded on such Prospect. Such assignment shall be made with covenants of special warranty (i.e., by, through and under the Operator, but not otherwise) and subject to the applicable Operating Agreement. The Operator acknowledges that it holds all oil and gas leases acquired pursuant to the terms of this Agreement on behalf of all Parties to the extent of their respective rights therein pursuant to the terms of this Agreement, and the Operator agrees that it will not assign or encumber any oil and gas lease acquired pursuant to the terms of this Agreement to the extent constituting a lien or encumbrance on any other Party's right or interest therein, except as authorized or permitted pursuant to the terms of this Agreement or the applicable Operating Agreement.

      7.2 ACQUISITION OF INTEREST IN CHANNEL. On or before August 1, 2004, Fortune and/or Prime may elect, in their sole discretion upon written notice to Cymraec and provided neither is then in default in any material respect of any provision of this Agreement, to be assigned an undivided one-third (1/3) unrestricted and unlimited ownership and membership interest in Channel (in such proportions as solely determined by Fortune and Prime), which shall be free and clear of any security interest, mortgage, deed of trust, lien, adverse claim, material defect or restriction, preferential right or option to purchase, litigation or adverse encumbrance, except that such interest shall be subject to the terms of the Seismic Agreement. Such interest shall be conveyed to Fortune and Prime in separate assignments in the proportions specified in the notice of promptly upon request. The Parties agree to execute such other and additional documents from time to time as may be necessary to fully document such assignment.

      7.3 MSLLC SEISMIC OVERRIDE. Pursuant to the terms of the Seismic Agreement as in effect on January 1, 2002, an accurate and complete copy of which is attached to this Agreement as Exhibit "H", Fortune and Prime shall, as Operator, take all reasonable measures to document, preserve, and assign to MSLLC an overriding royalty interest of two percent (2%) in all oil and gas leases acquired pursuant to this Agreement by the Parties (the "MSLLC ORRI"). The MSLLC ORRI overriding royalty interest shall be derived from an 8/8ths working interest in such leases, but shall be proportionally reduced in accordance with the Parties' aggregate ownership in each such lease and further proportionally reduced in accordance with the total ownership interest that such lease bears to the total fee mineral ownership in the lands covered by the lease.

      7.4 SUCCESSORS AND ASSIGNS. This Agreement and the duties and obligations hereunder are unique and individual; as such, no Party's interest in and to this Agreement may be assigned without the written consent of all remaining Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that any Party may assign any or all its rights under this Agreement and may delegate any or all of its obligations and undertakings under this Agreement to an "Affiliate," which upon such assignment or delegation shall become a party to this Agreement, but, notwithstanding such assignment or delegation, the assigning or delegating Party shall (in addition to its assignee or delegatee) be jointly and severally liable and responsible for any and all obligations, undertakings and liabilities of each of the parties to that assignment or delegation under the terms of this Agreement. Any assignee shall specifically indicate its acceptance of the terms and provisions of this Agreement by the ratification hereof. "Affiliate" shall mean a corporation, partnership, limited liability company or other legal entity which controls a Party, is controlled by a Party or is under common control with a Party. As used in this Section 7.4, "control" or "controlled" means that a person or entity has legal or beneficial ownership (directly or indirectly) of at least a fifty percent (50%) ownership interest (e.g., stock, membership or partnership interest) in an entity conferring upon that person or entity the right to vote for or appoint the managers, directors, managing partners or officers, as applicable, of such corporation, partnership, limited liability company or other legal entity. Except as provided in this Section 7.4, any attempted or purported assignment of this Agreement shall be null and void and be of no force or effect whatsoever. A Party may, however, at any time following the designation of a Prospect pursuant to Article II, above, sell, assign, trade, or farm-out its interest in such Prospect subject to the terms of this Agreement and the applicable Operating Agreement. To the extent provided for herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties.

                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

      8.1 REPRESENTATIONS AND WARRANTIES OF CYMRAEC. Cymraec represents and warrants to all other Parties as follows:

            (a) It has received from the Seismic Partners all payments required to be made by the Seismic Partners pursuant to Article I of this Agreement on or prior to December 31, 2001 and that all payments due to be made by Cymraec to Kelman and others pursuant to the Reprocessing Agreement and all other payments to be made by Cymraec with funds from the Seismic Partners required to have been made on or prior to December 31, 2001 have now been made.

            (b) That, to the best of its knowledge, the Reprocessing Agreement is in full force and effect, has not been modified or superceded since its execution, and is valid, binding and enforceable in accordance with its terms upon all parties thereto, and neither Cymraec nor Kelman is in default of any of that party's undertakings or obligations arising under or pursuant to the Reprocessing Agreement or any other agreement executed in connection therewith.

            (c) That, to the best of its knowledge, the Seismic Agreement is in full force and effect and has not been modified or superceded since its execution, and is valid, binding and enforceable in accordance with its terms upon all parties thereto, and no party to the Seismic Agreement is in default of any of that party's undertakings or obligations arising under or pursuant to the Seismic Agreement or any other agreement executed in connection therewith.

            (d) Cymraec has the right and authority to possess, use, reprocess, disclose, and disseminate the Seismic Assets as contemplated by this Agreement and the Reprocessing Agreement, and Cymraec's disclosure and dissemination of the Seismic Assets to the other Parties and Kelman, and their respective use of the Seismic Assets in accordance with the terms of this Agreement will not result in any breach or default of any agreement, contract, duty or right involving the Seismic Assets or to which they are subject.

            (e) Cymraec's execution, delivery and performance of this Agreement in accordance with its terms will not result in the breach, default or violation of any agreement, lease, license, permit or contract to which Cymraec or any of its officers, directors or owners is a party or by which the Seismic Assets may be bound or subject.

            (f) To the best of Cymraec's knowledge, Prime and Fortune's execution, delivery and performance of this Agreement and all other agreements delivered by either of them in connection herewith will not interfere with any legal or contractual right of any entity or person with whom Cymraec or any of its owners has any contractual relationship or other arrangement.

            (g) This Agreement has been duly authorized, executed and delivered by Cymraec and all requisite consents, authorizations and approvals necessary for Cymraec's proper performance of its obligations and undertakings provided in this Agreement have been obtained.

            (h) To the best of Cymraec's knowledge, after due and diligent inquiry, the License is in full force and effect (subject to the terms of the Seismic Agreement), no claim has been asserted with respect to the License, and Channel holds all right, title and interest to the License, free and clear of any lien, deed of trust, security interest, mortgage, adverse claim, encumbrance, option or preferential right to purchase (except as provided in this Agreement), or litigation.

            (i) Except as provided at Schedule 1 to this Agreement, to the best of Cymraec's knowledge, after due and diligent inquiry, there is no subsisting, valid or enforceable agreement, contract or arrangement between any Party and any other person or entity involving the obligations or undertakings provided in this Agreement (or any similar obligation or undertaking) which Prime and/or Fortune have agreed to assume and perform with respect to the Seismic Assets, or the exploration, operation and/or development of prospects generated in connection with the Seismic Assets. Any such agreement, contract or arrangement set forth at Schedule 1 shall be fully released and terminated by all parties thereto concurrently with the execution and delivery of this Agreement by all the Parties.

      8.2 REPRESENTATIONS AND WARRANTIES OF SEISMIC PARTNERS. Each of the Seismic Partners, severally but not jointly, represents and warrants to all other Parties with respect to itself as follows:

            (a) All payments required to be made by each Seismic Partner pursuant to Article I of this Agreement on or prior to December 31, 2001 have been made and no claim has been asserted against the Seismic Partners with respect to those payments.

            (b) Such Seismic Partner's execution and performance of this Agreement in accordance with its terms will not result in the breach, default or violation of any agreement or contract to which that Seismic Partner or any of its officers, members, directors or owners, as applicable, is a party or by which any of the Seismic
      Assets may be bound or subject.

            (c) To the best of that Seismic Partner's knowledge, Prime and Fortune's execution, delivery and performance of this Agreement and all other agreements delivered by either of them in connection herewith will not interfere with any legal or contractual right of any entity or person with whom that Seismic Partner or any of its owners has any contractual relationship or other arrangement.

            (d) This Agreement has been duly authorized, executed and delivered by that Seismic Partner and all requisite consents, authorizations and approvals necessary for that Seismic Partner's performance of its obligations and undertakings provided in this Agreement have been obtained.

            (e) Except as provided at Schedule 1 to this Agreement, to the best of that Seismic Partner's knowledge, after due and diligent inquiry, there is no subsisting, valid or enforceable agreement, contract or arrangement between such Party and any other person or entity involving the obligations or undertakings provided in this Agreement (or any similar obligation or undertaking) which Prime or Fortune have agreed to assume and perform with respect to the Seismic Assets, or the exploration, operation and/or development of prospects generated in connection with the Seismic Assets. Such Seismic Partner covenants to use its commercially reasonable efforts to cause any such agreement, contract or arrangement set forth at Schedule 1 to be fully released and terminated by all parties thereto prior to or concurrently with the execution and delivery of this Agreement by all the Parties.

                                   ARTICLE IX
                                 NO PARTNERSHIP
                                 --------------

      9.1 RELATIONSHIP OF THE PARTIES. The rights and liabilities of the Parties shall be individual and several, not joint or collective (except as expressly provided herein and where joint responsibility for loss of title or other costs or expenses is expressly provided for in the Operating Agreement), and nothing contained in this Agreement or in any Operating Agreement shall be construed as creating a partnership, joint venture or other partnership or fiduciary relationship between the Parties or between any of them. In performing their respective duties and obligations under this Agreement and the Operating Agreements, Prime and Fortune, as applicable, shall act as a reasonably prudent operator but shall have no liability to the other Parties or each other for any errors, omissions, losses sustained or liabilities incurred, except as may result from its breach of any provision of this Agreement or any Operating Agreement, or its gross negligence or willful misconduct. The Parties do not intend to create, nor shall this Agreement be construed to create, a partnership or joint venture between the Parties, nor does this Agreement render the Parties liable as partners or create any fiduciary duty to one another. Nothing in this Agreement shall be construed as authorization of one Party to act as an agent for any other Party or to permit any Party to act for or on behalf of any other Party except as specifically authorized in this Agreement or any other Agreement delivered in connection with this Agreement.

      9.2 OTHER BUSINESS OF THE PARTIES. This Agreement is expressly limited in application to the AMI identified and created under either this Agreement or an applicable Operating Agreement. Neither this Agreement nor the relationship created hereby shall preclude or limit, in any respect, the right of any party to engage or invest in any business activity of any nature or description, including those which may be similar to the activities to be conducted hereunder and in direct competition therewith, except as otherwise provided in this Agreement. However, no Party or any "affiliate" of any Party, as that term is defined in Section 7.4 of this Agreement, shall acquire, obtain or receive any AMI Dedicated Interest except in accordance with the terms of this Agreement. For example, any interest acquired by a Party in lands within the AMI prior to or after the Restricted Period shall not be an AMI Dedicated Interest. Any such activity may be engaged in independently or with others, and may include, but is not limited to, the ownership and/or operation of assets similar to the Prospects, directly or indirectly, for the account of any party or any affiliate or for the account of others, including any partnership or other entity organized by any party or any affiliate. No party shall have the right, by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities, or the income or proceeds derived therefrom.

                                    ARTICLE X
                                  MISCELLANEOUS
                                  -------------

      10.1 TERM. This Agreement shall remain in effect for a period ending April 1, 2006, unless terminated earlier or, to the extent terminated earlier, in accordance with its terms.

      10.2 ENTIRE AGREEMENT. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement, and this Agreement supercedes all other agreements, understandings, representations, and warranties, whether written or oral, among the Parties with respect to the subject matter hereof. In the event of any conflict or inconsistency between this Agreement and an Operating Agreement, this Agreement shall control.

      10.3 FORCE MAJEURE. In the event that any Party is rendered unable, in whole or in part, to carry out its obligations hereunder by reason of force majeure, such affected Party shall give written notice of such fact, setting forth the details of the force majeure, to the other Parties within a reasonable time after the occurrence of the force majeure. The obligations of the affected Party, insofar but only insofar, as they are affected by such force majeure, shall be suspended for the duration caused, which shall be remedied as soon as reasonably possible. As used herein, "force majeure" shall mean act of God, strike, lockout, industrial disturbance, war, blockade, riot, terrorist activity, lightning, fire, storm, flood, explosion, governmental restraint, or any other cause whether of the kind enumerated herein or otherwise, not reasonably within the control of the affected Party. Any Party's inability to pay money or make payments when due shall never be construed to be as the result of force majeure.

      10.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflicts of law. Venue for any action brought hereunder shall be proper only if brought in the courts of Harris County, Texas, and the prevailing Party in any such action shall be entitled to recover, as an item of its costs, its reasonable attorney's fees.

      10.5 CONFIDENTIALITY. No Party shall issue any press release, give any interview, or make any public statement in any way relating to the existence of this Agreement or the Seismic Assets without first consulting with and obtaining the prior consent of the other Parties, except as such release may be required by applicable law, rule, or regulation, to satisfy any public disclosure requirements, or for routine public notice purposes.

      10.6 NOTICES. All notices required hereunder shall be sufficiently made if in writing and delivered in person or sent by U.S. mail, first-class postage prepaid or, to the extent receipt is confirmed, by electronic facsimile or overnight document delivery, addressed as follows:

      To Fortune:              515 W. Greens Road, Suite 720
                               Houston, Texas 77067
                               Facsimile:  (281) 872-1213

      To Prime:                2900 Wilcrest Drive, Suite 475
                               Houston, Texas 77042-6009
                               Facsimile:  (713) 735-0090

      To Channel:              350 N.  Sam  Houston  Parkway  East, Suite 204
                               Houston, Texas 77057
                               Facsimile:  (281) 999-4500

      To Cymraec:              350 N.  Sam  Houston  Parkway  East, Suite 204
                               Houston, Texas 77057
                               Facsimile:  (281) 999-5050

      To Lonesome Dove:        P.O. Box 1236
                               Billings, Montana 59103
                               Facsimile:  (406) 256-3203

      To Braveheart:           4516 Lovers Lane, Suite 154
                               Dallas, Texas 75225
                               Facsimile:

      To Southwestern:         1675 Larimer, Suite 820
                               Denver, Colorado 80202
                               Facsimile:


      10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes. A facsimile transmission of a Party's execution of this Agreement or any other agreement attached as a schedule or exhibit to this Agreement shall be binding and enforceable upon that Party and acceptable as an original for all purposes hereunder. However, all Parties agree to submit its signed conformed original signature page of this Agreement to each other Party within seven (7) days of the execution of this Agreement by all Parties.

      10.8 ATTORNEYS' FEES. The prevailing Party in any lawsuit or litigation concerning the construction or interpretation of this Agreement or the breach by any other Party of any provision of this Agreement shall be entitled to such Party's reasonable attorneys' fees and court costs.

      10.9 EXPENSES. Each Party will bear and pay its own expenses (including, attorneys' fees) of negotiating and consummating the transactions contemplated hereby. Such expenses of Cymraec shall be borne entirely by Cymraec and shall not be part of any of its costs to be billed to or paid by Fortune and/or Prime.

      10.10 INVALIDITY. In the event any provision of this Agreement is determined to be invalid or unenforceable, then the remainder of this Agreement shall not be affected thereby.

      10.11 HEADINGS AND TITLES. The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the terms or provisions of this Agreement. All references made in this Agreement to a Section or an Article refers to the applicable Section or Article in this Agreement, unless the context clearly indicates otherwise.

      IN WITNESS WHEREOF, this Agreement is executed by the Parties effective as of the date first above written.

                               FORTUNE NATURAL RESOURCES
                               CORPORATION


                               By: /s/ Ron Nowak
                                   ------------------------------
                               Name:   Ron Nowak
                               Title:  President and COO


                               PRIMEENERGY MANAGEMENT CORPORATION


                               By: /s/ Charles E. Drimal, Jr.
                                   ------------------------------
                               Name:   Charles E. Drimal, Jr.
                                    -----------------------------
                               Title:  President
                                     ------------------------------


                               CHANNEL EXPLORATION, LLC


                               By: /s/ R. Michael Looney
                                   ------------------------------
                               Name:   R. Michael looney
                                    -----------------------------
                               Title:  President
                                     ------------------------------


                               CYMRAEC EXPLORATION, INC.


                               By: /s/ Michael A. Graham
                                   ------------------------------
                               Name:   Michael A. Graham
                                    -----------------------------
                               Title:  President
                                     ------------------------------

                               LONESOME DOVE PETROLEUM, INC.


                               By: /s/ Brett A. Boedecker
                                   ------------------------------
                               Name:   Brett A/ Boedecker
                                    -----------------------------
                               Title:
                                     ------------------------------


                               SOUTHWESTERN EAGLE, LLC


                               By: /s/ James W. Williams, Jr.
                                   ------------------------------
                               Name:   James W. Williams, Jr.
                                    -----------------------------
                               Title:  Manager
                                     ------------------------------


                               BRAVEHEART HOLDINGS, LLC


                               By: /s/ David Jones
                                   ------------------------------
                               Name:   David Jones
                                    -----------------------------
                               Title:  Managing Partner
                                     ------------------------------

            IN ACKNOWLEDGEMENT OF THE OBLIGATIONS OF ARTICLE IV ONLY



/s/ R. Michael Looney                   /s/ Michael A. Graham
------------------------------          ------------------------------
R. Michael Looney                       Michael A. Graham



/s/ Stephen E. Zeboski
------------------------------
Stephen E. Zeboski

                    LIST OF EXHIBITS TO EXPLORATION AGREEMENT
                    -----------------------------------------


EXHIBIT A - OPERATIONS SHARING AGREEMENT
EXHIBIT B - SEISMIC ASSETS
EXHIBIT C - MODEL FORM OPERATING AGREEMENT
EXHIBIT D - CYMREAC'S SLIDING SCALE OVERRIDING ROYALTY (ORRI) SCHEDULE EXHIBIT E - ASSIGNMENT OF OVERRIDING ROYALTY INTEREST
EXHIBIT F - ASSIGNMENT OF CYMRAEC'S BACKIN AFTER PAYOUT WORKING INTEREST EXHIBIT G - SETTLEMENT AGREEMENT
EXHIBIT H - LICENSE AND REPROCESSING AGREEMENT